EXHIBIT 99.1

    WellCare Announces Third Quarter Net Income of $16.8 Million,
                   up 118.5% over Prior Year Quarter

    TAMPA, Fla.--(BUSINESS WIRE)--Nov. 4, 2004--WellCare Health Plans, Inc. (NYSE:WCG):

    -- Membership increased to 734,000 as of September 30, 2004, representing 47.4% growth year-over-year, including 25.7% organic growth

    -- Total revenues increased 43.8% over prior year third quarter to $374.6 million

    -- Executing Medicare expansion strategy, realizing 5% Medicare membership growth in the quarter

    WellCare Health Plans, Inc. today announced net income of $16.8 million, or $0.45 per diluted share, for the quarter ended September 30, 2004, representing an increase of 118.5% in net income over the same period last year. Total revenues increased 43.8% for the third quarter to $374.6 million from $260.5 million for the third quarter of 2003. Year-over-year membership increased 47.4% to 734,000 as of September 30, 2004, representing 25.7% organic growth and 21.7% growth attributable to the acquisition of Harmony Health Plans in June 2004.
    "Delivering quality care to our members with cost-savings for our government partners drives our success and continued growth. Our strong performance in the third quarter was a direct result of the continuing value we add for our Medicaid and Medicare beneficiaries in the markets we serve," said Todd S. Farha, President and Chief Executive Officer of WellCare. "During the third quarter, we grew membership in all five of our state markets, a validation of the healthy partnerships we are building throughout the communities we serve."

    Results of Operations

    Premium Revenue: Premium revenue for the quarter increased $113.8 million, or 44%, to $373.6 million compared with $259.8 million for the same period last year. The increase was due in part to the addition of Medicaid members resulting from the acquisition of Harmony, organic growth in our membership and rate increases on our products.
    Medical Benefits Expense: Medical benefits expense for the quarter was $296.7 million, representing 79.4% of premium revenues, compared with $211.4 million, representing 81.4% of premium revenues, for the third quarter of 2003. The increase in medical benefits expense was due to organic growth in membership as well as the acquisition of Harmony. The medical benefits ratio for the quarter declined to 79.4% from 81.4% primarily as a result of premium rate increases on Medicare and lower overall utilization of services by our members.
    Selling, General and Administrative Expense: Selling, general and administrative expense was $46.2 million for the quarter, representing 12.3% of total revenues, compared with $29.5 million, or 11.3% of total revenues, for the third quarter of 2003. The increase in selling, general and administrative expense was due to investments in information technology, investments in sales and marketing strategies and increased spending necessary to support and sustain our membership growth.
    Net Income: Net income for the quarter was $16.8 million, or $0.45 per diluted share, compared with net income of $7.7 million, or $0.32 per pro forma diluted share, for the same period last year. Net income for the quarter included approximately a $0.02 per share benefit due to the hurricanes that impacted Florida during the quarter. See the section entitled "Pro Forma Earnings Per Diluted Share" of this release for an explanation of earnings per diluted share reported under GAAP as compared with pro forma earnings per diluted share.

    Expansion Update

    WellCare Health Plans re-launched its Medicare marketing efforts in several New York counties, and during the quarter, the Company received approval from the Centers for Medicare & Medicaid Services
(CMS) to offer services to Medicare beneficiaries in Ulster County, New York, and three parishes in Louisiana.

    Balance Sheet and Cash Flow Highlights

    As of September 30, 2004, the Company had cash and cash equivalents of $265.4 million and investments classified as current assets of $144.8 million. For the nine-month period ended September 30, 2004, the Company had positive cash flow from operations of $35.1 million on an adjusted basis excluding the change in unearned premiums of $9.7 million. Cash provided by operations was $25.4 million on a GAAP basis for the nine-month period, which does not include this unearned premiums adjustment. The Company believes that excluding changes in unearned premiums is a better measure of cash flow from operations, as changes in unearned premiums are strictly a function of the timing of cash receipts from federal and state agencies at the end of a period.
    Days in claims payable was 55 at the end of the third quarter compared to 56 at the end of the second quarter of 2004, principally due to the timing of the claims payment process at quarter end.

    Membership and Other Operating Statistics


                                      Sept. 30,  Sept. 30,
                                        2004        2003
                                     ---------- ----------

     Florida                            527,000    427,000
     New York                            66,000     50,000
     Connecticut                         33,000     21,000
     Illinois                            63,000       --
     Indiana                             45,000       --
                                     ---------- ----------
        Total                           734,000    498,000
                                     ========== ==========


                                      Sept. 30,  Sept. 30,
                                        2004       2003
                                     ---------- ----------

     TANF                               524,000    355,000
     SSI                                 57,000     50,000
     SCHIP                               95,000     43,000
     FHP                                 14,000      6,000
     Medicare                            44,000     42,000
     Commercial                            --        2,000
                                     ---------- ----------
        Total                           734,000    498,000
                                     ========== ==========


                            Three Months Ended    Nine Months Ended
                                Sept. 30,             Sept. 30,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------

Medical Benefits Ratio         79.4%      81.4%      81.6%      83.0%
Selling, General and
 Administrative
 Expense Ratio                 12.3%      11.3%      12.2%      11.4%


                                      Sept. 30,  June 30,
                                        2004       2004
                                     ---------- ----------

     Days in Claims Payable                  55         56

    Guidance

    The Company is raising its revenue guidance for full year 2004 to the range of $1.37 to $1.38 billion from previous guidance of $1.33 to $1.35 billion and is raising net income guidance to the range of $1.27 to $1.28 per diluted share. For 2005, the Company is raising its net income guidance from $55 to $58 million to $57 to $60 million, based on anticipated revenues of $1.70 billion, and earnings per diluted share of $1.50 to $1.58 assuming 38 million average shares outstanding.
    In closing, Mr. Farha added, "Since becoming a public company in July of this year, we have made steady progress, demonstrating the effectiveness of our operations and the increasing demand for our services. We have achieved solid growth through our ability to increase membership organically, complemented by our disciplined acquisition strategy. In addition, we are executing on our strategy of leveraging our Medicaid operations to expand our Medicare business. Our strong performance in 2004 gives us a high degree of confidence about the remainder of the year and our ability to continue our strong momentum in 2005."

    Pro Forma Earnings Per Diluted Share

    Pro forma earnings per diluted share, a non-GAAP financial measure, is calculated giving effect to the Company's change in capital structure effected in connection with its recent initial public offering. Pro forma earnings per diluted share is reconciled to GAAP net income per common unit in the accompanying condensed consolidated statements of income. Because pro forma earnings per share is not a measurement determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, it may not be comparable to other similarly titled measures of other companies.

    Conference Call

    The live broadcast of WellCare's conference call will begin at 5:30 p.m. Eastern time on November 4, 2004. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.wellcare.com, under the Investor Relations section, or at www.fulldisclosure.com.

    About WellCare Health Plans, Inc.

    WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves 734,000 members in Florida, New York, Connecticut, Illinois, Indiana and Louisiana. For more information about WellCare, please visit the Company's website at www.wellcare.com.

    Cautionary Statement Regarding Forward-Looking Statements

    This release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, including statements related to WellCare's expected 2004 and 2005 financial results, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare's actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential expiration, cancellation or suspension of WellCare's state or federal contracts; WellCare's ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare's ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in healthcare laws; potential reductions in funding for government healthcare programs; risks associated with WellCare's acquisition strategy; risks associated with WellCare's substantial debt obligations; and risks associated with WellCare's business operations, including its ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the heading "Risk Factors" in the prospectus from WellCare's initial public offering, as filed with the Securities and Exchange Commission on July 1, 2004. WellCare specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.


                      WELLCARE HEALTH PLANS, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
   (Unaudited, dollars in thousands, except per share and unit data)

                            Three Months Ended    Nine Months Ended
                                Sept. 30,             Sept. 30,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------
Revenues:
 Premium                    $373,625   $259,825   $995,615   $763,683
 Investment and
  other income                 1,019        722      2,296      2,578
                          ---------- ---------- ---------- ----------
  Total revenues             374,644    260,547    997,911    766,261

Expenses:
 Medical benefits            296,737    211,421    811,956    633,552
 Selling, general
  and administrative          46,164     29,548    122,076     87,120
 Depreciation and
  amortization                 1,916      1,798      5,601      6,294
 Interest                      2,915      2,067      7,026      6,451
                          ---------- ----------  --------- ----------
  Total expenses             347,732    244,834    946,659    733,417
                          ---------- ----------  --------- ----------

Income before
 income taxes                 26,912     15,713     51,252     32,844
Income tax expense            10,119      8,026     19,701     15,221
                          ---------- ----------  --------- ----------
Net income                   $16,793      7,687    $31,551     17,623
                          ==========             =========

Class A common unit yield                (1,511)               (4,437)
                                     ----------            ----------

Net income attributable
 to common units                         $6,176               $13,186
                                     ==========            ==========

Net income per share:
 Basic                         $0.48                 $1.18
 Diluted                       $0.45                 $1.07

Net income attributable
 per common unit:
  Basic                                   $0.23                 $0.49
  Diluted                                 $0.21                 $0.46

Pro forma net income
 attributable per share (1):
  Basic                                   $0.35                 $0.81
  Diluted                                 $0.32                 $0.76

Pro forma weighted average
 common shares outstanding (1):
  Basic                              21,937,038            21,723,594
  Diluted                            24,165,898            23,279,451

(1) Pro forma net income attributable per share is calculated as net income divided by pro forma weighted average common shares outstanding and reflects the pro forma effects of automatic conversion of all outstanding common units into shares of the Company's common stock effective upon the closing of the Company's initial public offering, but does not include any common stock issued in conjunction with the initial public offering. The Company's historical capital structure is not indicative of its current structure due to the automatic conversion of all units into common stock and issuance of new common stock concurrent with the closing of the Company's initial public offering. Accordingly, historical basic and diluted net income attributable per common unit should not be used as an indicator of the future earnings per common share.


                      WELLCARE HEALTH PLANS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited, dollars in thousands, except share and unit data)

                                                 Sept. 30,  Dec. 31,
                                                   2004       2003
                                                 --------- ----------
                                ASSETS
Current Assets:
 Cash and cash equivalents                        $265,425   $237,321
 Investments                                       144,820     33,778
 Premiums and other receivables                     50,312     12,792
 Prepaid expenses and other current assets           7,151      3,663
 Deferred income taxes                              15,397     12,036
                                                 --------- ----------
  Total current assets                             483,105    299,590

Property and equipment, net                          7,841      4,717
Goodwill                                           189,807    158,725
Other intangibles, net                              17,962     12,403
Restricted investment assets                        30,403     21,392
Other assets                                           368        280
                                                 --------- ----------
     TOTAL ASSETS                                 $729,486   $497,107
                                                 ========= ==========

          LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
Current Liabilities:
 Medical benefits payable                         $177,486   $148,297
 Unearned premiums                                  66,693     76,248
 Accounts payable and accrued expenses              33,721     29,830
 Income taxes payable                               11,535        143
 Deferred income taxes                               3,166      1,252
 Current portion of notes payable to related party    --       48,170
 Current portion of long-term debt                   1,600       --
                                                 --------- ----------
  Total current liabilities                        294,201    303,940

Note payable to related party                       25,000     71,568
Long-term debt                                     157,261     16,017
Accrued interest                                     1,184      1,782
Deferred income taxes                                6,128      3,971
Other liabilities                                      250        252
                                                 --------- ----------
  Total liabilities                                484,024    397,530

Commitments and contingencies

Stockholders' and Members' Equity:
 Preferred Units, no par value
  (no units issued or outstanding)                    --         --
 Class A Common Units, no par value
  (23,507,839 units issued and outstanding)           --         --
 Class B Common Units, no par value
  (no units issued and outstanding)                   --         --
 Class C Common Units, no par value
  (4,842,508 units issued and outstanding)            --         --
 Preferred Stock, $0.01 par value
  (20,000,000 authorized, no shares
  issued or outstanding)                              --         --
 Common Stock, $0.01 par value
  (100,000,000 authorized, 37,069,090
  shares issued and outstanding)                       371       --
 Paid-in capital                                   185,352     71,382
 Retained earnings                                  59,745     28,194
 Accumulated other comprehensive income                 (6)         1
                                                 --------- ----------
  Total stockholders' and members' equity          245,462     99,577
                                                 --------- ----------
    TOTAL LIABILITIES AND MEMBERS' EQUITY         $729,486   $497,107
                                                 ========= ==========


                      WELLCARE HEALTH PLANS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                   Nine Months Ended
                                                       Sept. 30,
                                                 --------------------
                                                   2004       2003
                                                 --------- ----------
Cash from operating activities:
 Net income                                        $31,551    $17,623
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization expense             5,601      6,294
   Realized gains on investments                        (2)      --
   Equity-based compensation expense                 1,713       --
   Accreted interest                                   338        602
   Provision for doubtful receivables                1,789      4,360
   Net gain on loan prepayment                      (2,697)      --
   Changes in operating accounts,
    net of effect of acquisition:
     Premiums and other receivables                (22,144)     3,086
     Prepaid expenses and other current assets      (7,714)    (4,365)
     Deferred income tax asset                      (2,256)     1,944
     Medical benefits payable                       11,029     25,825
     Unearned premiums                              (9,657)   (22,968)
     Accounts payable and other accrued expenses     1,119     (4,070)
     Accrued interest                                 (598)    (1,046)
     Taxes payable and deferred tax liability       17,539     (3,881)
     Other, net                                       (168)      (339)
                                                 --------- ----------
Net cash provided by operations                     25,443     23,065
                                                 --------- ----------

Cash from investing activities:
 Purchase of business                              (36,542)      --
 Proceeds from sale and
  maturities of investments                          8,728      3,387
 Purchases of investments                         (119,776)   (14,689)
 Purchases and depositions
  of restricted investments                         (8,435)      (674)
 Additions to property and equipment, net           (4,471)    (2,692)
                                                 --------- ----------
Net cash used in investing activities             (160,496)   (14,668)
                                                 --------- ----------

Cash from financing activities:
 Contribution of capital                                95        486
 Proceeds from debt issuance, net                  159,200     14,568
 Payments on debt                                 (108,433)   (28,660)
 Proceeds from initial public offering, net        112,295       --
                                                 --------- ----------
Net cash provided by (used in)
 financing activities                              163,157    (13,606)
                                                 --------- ----------
Net increase (decrease) in cash
 and cash equivalents                               28,104     (5,209)
Cash and cash equivalents at beginning of period   237,321    146,784
                                                 --------- ----------
Cash and cash equivalents at end of period        $265,425   $141,575
                                                 ========= ==========

Supplemental disclosures of cash flow information:
Cash paid for taxes                                 $4,925     $7,722
                                                 ========= ==========
Cash paid for interest                              $8,691     $6,116
                                                 ========= ==========


    CONTACT: WellCare Health Plans, Inc., Tampa
             Investor Relations:
             Jeffrey Potter, 813-290-6313
             Jeff.Potter@wellcare.com